UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2023

BUTTERFLY NETWORK, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39292	84-4618156
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 District Avenue Burlington, Massachusetts	01803
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 557-4800

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BFLY	The New York Stock Exchange
Warrants to purchase one share of Class A common stock, each at an exercise price of $11.50 per share	BFLY WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2023, Gianluca Pettiti, a member of the Board of Directors (the “Board”) of Butterfly Network, Inc. (the “Company”), notified the Company of his resignation from the Board, including the Audit Committee of the Board (the “Audit Committee”), on which he serves as a member, and the Compensation Committee of the Board (the “Compensation Committee”), on which he serves as the Chair, effective as of the date the Board appoints his replacements on the Audit Committee and Compensation Committee. Mr. Pettiti’s resignation from the Board was to pursue other external opportunities and is not due to any disagreement with the Company’s operations, policies, or practices.

On December 21, 2023, effective upon the resignation of Mr. Pettiti, the Board appointed Dawn Carfora as a member of the Audit Committee and as the Chair of the Compensation Committee, to fill the newly-created vacancies resulting from Mr. Pettiti’s resignation, until their respective successors are elected and qualified, or until their earlier death, resignation, or removal, or until otherwise determined by the Board.

On December 21, 2023, the Board also appointed Dr. Erica Shwartz, M.D., J.D., M.P.H. as Chair of the Nominating and Governance Committee and Jonathan Rothberg, Ph.D. has stepped down from his role as Chair of the committee. Dr. Rothberg will continue to serve as a member.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUTTERFLY NETWORK, INC.

	By:	/s/ Heather C. Getz, CPA
	Name:	Heather C. Getz, CPA
	Title:	Executive Vice President and Chief Financial & Operations Officer

Date: December 22, 2023